CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Financial Highlights” and “Counsel and Independent Auditors” and to the use of our report dated April 2, 2004, which is incorporated by reference, in this Registration Statement (Form N_1A Nos. 2-75608 and 811-3372) of General Municipal Bond Fund, Inc.

ERNST & YOUNG LLP SIGNATURE LOGO

New York, New York
June 21, 2004